Exhibit 10.2

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT, effective as of December 31, 2008, is made by and among COLUMBIA STATE BANK and COLUMBIA BANKING SYSTEM, INC. (collectively, “Employer”) and MELANIE J. DRESSEL (“Executive”).

Recitals

A. Employer and Executive are parties to an Employment Agreement (“Original Agreement”), effective as of August 1, 2004, pursuant to which Employer is obligated to make certain supplemental compensation payments to Executive.

B. Employer and Executive have agreed to amend the Original Agreement to conform to the requirements of § 409A of the U.S. Internal Revenue Code of 1986, as amended (“Code”).

NOW, THEREFORE, for and inconsideration of the above, and the mutual covenants, terms and conditions hereof, the parties hereto agree as hereinafter set forth below.

Agreement

1. Termination of Employment. For purposes of determining when payments are required to be made under the Original Agreement, the terms “termination of this Agreement,” “resignation” and other terms of similar import shall mean “separation from service,” as defined in Code § 409A and Treasury regulations issued thereunder.

2. Continuation of Fringe Benefits. The last sentence of Section 5(b) of the Original Agreement is amended to read as follows:

“Further, for the longer of (i) two years following termination or resignation under this Section 5.1(b), or (ii) the then-remaining Term of this Agreement, Employer shall continue Executive’s employee benefits at their current levels. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of Executive under the immediately preceding sentence may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense are incurred; and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

3. Change in Control.

a. Section 6.1 - Timing Payments. The following new sentence shall be added to the end of Section 6.1 of the Original Agreement:

“If payment of base salary required to be continued hereunder, such base salary shall pay in equal monthly installments, without interest, on the last day of each month, beginning with the month in which the Termination Event described in paragraphs 4.1 or 4.2 (as the case may be) occurs.”

b. Section 6.2 - Definition of Change in Control. Section 6.2 of the Original Agreement is amended to read as follows:

“For purposes of this Agreement, the term “change of control” shall mean “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation,” as defined in Code § 409A and Treasury regulations issued thereunder.”

c. Section 6.3 - Gross-Up Payments. The following new sentence shall be added to the end of Section 6.3:

“Reimbursement of the amount shall be made by the end of Executive’s taxable year next following Executive’s taxable year in which she remits the tax to the tax authorities.”

5. Six Month Delay in Payments. The following new Paragraph 8 is hereby added to the Original Agreement:

“8. Specified Employee - Delay in Payments. If Executive is a “specified employee,” then amounts payable to him under this Agreement on account of a “separation from service” that could cause him to be subject to the gross income inclusion, interest and additional tax provisions of Code § 409A(a)(1) shall not be paid until after the end of the sixth calendar month beginning after such separation from service (the “Suspension Period”). Within fourteen (14) calendar days after the end of the Suspension Period, the Company shall make a lump sum payment to Executive in cash in an amount equal to the sum of all payments delayed because of the preceding sentence. Thereafter, Executive shall receive any remaining payments under this Agreement as if the immediately preceding provisions of this Paragraph 8 were not a part of the Agreement. For purposes of this Agreement, the terms “specified employee” and “separation from service” shall have the meanings given to those terms in U.S. Internal Revenue Code § 409A and the Treasury regulations issued thereunder.”

EMPLOYER:	COLUMBIA STATE BANK

By

Its

COLUMBIA BANKING SYSTEM, INC.

By

Its

EXECUTIVE:

GROSS UP PAYMENT

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